SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                FORM 8-A/A
                              AMENDMENT NO. 2

             For Registration of Certain Classes of Securities
                  Pursuant to Section 12(b) or (g) of the
                      Securities Exchange Act of 1934

                              MOTOROLA, INC.

          (Exact name of registrant as specified in its charter)

       Delaware                                        36-1115800

(State or other jurisdiction of incorporation)      (I.R.S. Employer
                                                   Identification No.)

1303 East Algonquin Road, Schaumburg, Illinois           60196

(Address of principal executive offices)               (Zip Code)


Securities to be registered pursuant to Section 12(b) of the Act:

                                          Name of each exchange on which
     Title of each class to be so         each class is to be registered
             Registered

   Preferred Stock Purchase Rights,          New York Stock Exchange
    with respect to Common Stock,             Chicago Stock Exchange
         par value $3 per share

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [x]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

Securities Act registration statement file number to which this form relates:
NONE (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

                                    NONE

                                (Title of Class)

                          This document contains 3 pages.


      Item 1 of the Registrant's Registration Statement on Form 8-A dated November 5, 1998, as amended on Form 8-A/A, Amendment No. 1, dated March 16, 1999, is amended to add the following paragraph as the next to last paragraph of Item 1:

On February 29, 2000, the Board of Directors of Motorola, Inc. (the "Company") declared a three-for-one stock split in the form of a 200 percent stock dividend (the "Stock Split") to be paid June 1, 2000, to holders of the Company's common stock, par value $3 per share ("Common Shares"), of record at the close of business on May 15, 2000, subject to the approval by stockholders of an increase in the number of shares of the Company's authorized Common Shares. This increase was approved by stockholders at the Annual Meeting on May 1, 2000. In accordance with the Shareholder Rights Agreement adopted by the Board of Directors on November 5, 1998, each share of Common Shares is accompanied by one preferred share purchase right ("Right"). Prior to the Stock Split, each Right entitled the registered holder to purchase from the Company one ten-thousandth of a share of Junior Participating Preferred Stock, Series B, par value $100 per share, of the Company ("Preferred Shares") at a purchase price of $200 per one ten-thousandth of a Preferred Share ("Purchase Price"), subject to adjustment. To reflect the Stock Split, effective June 1, 2000, the number of outstanding Rights will automatically be tripled so that one Right will be associated with each share of Common Shares outstanding after the Stock Split. Each Right will automatically be proportionately adjusted so that each Right will entitle a holder to purchase one thirty-thousandth of a Preferred Share. The Purchase Price for each one ten-thousandth of a Preferred Share will remain $200 so that the price for each one thirty-thousandth of a Preferred Share purchasable with each Right will be $66.66, subject to adjustment.



                                 SIGNATURE

      Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Amendment No. 2 to the registration statement on Form 8-A dated November 5, 1998, to be signed on its behalf by the undersigned, thereto duly authorized.

                                          MOTOROLA, INC.

Date: May 30, 2000               By: /s/  Carl F. Koenemann
                                          Carl F. Koenemann
                                          Executive Vice President and
                                          Chief Financial Officer
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